Exhibit 99.1

KBR, Inc.: Consolidated Balance Sheets
(In millions)
	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$486	$439
Accounts receivable, net of allowance for doubtful accounts of $12 and $12	810	510
Contract assets	235	383
Other current assets	102	93
Total current assets	1,633	1,425
Claims and accounts receivable	106	101
Property, plant, and equipment, net of accumulated depreciation of $336 and $329 (including net PPE of $43 and $34 owned by a variable interest entity)	142	130
Goodwill	1,011	968
Intangible assets, net of accumulated amortization of $128 and $122	486	239
Equity in and advances to unconsolidated affiliates	566	387
Deferred income taxes	289	300
Other assets	131	124
Total assets	$4,364	$3,674

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$475	$350
Contract liabilities	502	368
Accrued salaries, wages and benefits	186	186
Nonrecourse project debt	11	10
Other current liabilities	146	157
Total current liabilities	1,320	1,071
Pension obligations	392	391
Employee compensation and benefits	102	118
Income tax payable	86	85
Deferred income taxes	81	18
Nonrecourse project debt	29	28
Revolving credit agreement	540	470
Deferred income from unconsolidated affiliates	—	101
Other liabilities	183	171
Total liabilities	2,733	2,453
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,094	2,091
Accumulated other comprehensive loss	(912)	(921)
Retained earnings	1,148	877
Treasury stock	(818)	(818)
Total KBR shareholders' equity	1,512	1,229
Noncontrolling interests	119	(8)
Total shareholders' equity	1,631	1,221
Total liabilities and shareholders' equity	$4,364	$3,674

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)
	Three Months Ended
	March 31,	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$139	$38
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13	13
Equity in earnings of unconsolidated affiliates	(23)	(9)
Deferred income tax expense	25	5
Gain on consolidation of Aspire entities	(115)	—
Other	11	6
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(134)	38
Contract assets	(44)	4
Accounts payable	63	(75)
Contract liabilities	(32)	(124)
Accrued salaries, wages and benefits	2	16
Reserve for loss on uncompleted contracts	(3)	(22)
Payments from unconsolidated affiliates, net	1	1
Distributions of earnings from unconsolidated affiliates	1	14
Income taxes payable	12	6
Pension funding	(10)	(9)
Retainage payable	—	—
Subcontractor advances	(1)	—
Net settlement of derivative contracts	3	(2)
Other assets and liabilities	(38)	(15)
Total cash flows used in operating activities	(130)	(115)
Cash flows from investing activities:
Purchases of property, plant and equipment	(9)	(3)
Payments for investments in equity method joint ventures	(72)	—
Acquisition of businesses, net of cash acquired	—	2
Increase in cash due to consolidation of Aspire entities	205	—
Other	1	—
Total cash flows provided by (used in) investing activities	125	(1)
Cash flows from financing activities:
Payments to reacquire common stock	(2)	(2)
Acquisition of noncontrolling interest	(6)	—
Distributions to noncontrolling interests	—	(1)
Payments of dividends to shareholders	(11)	(12)
Net proceeds from issuance of common stock	—	—
Borrowings on revolving credit agreement	70	—
Other	—	—
Total cash flows provided by (used in) financing activities	51	(15)
Effect of exchange rate changes on cash	1	5
Increase (decrease) in cash and equivalents	47	(126)
Cash and equivalents at beginning of period	439	536
Cash and equivalents at end of period	$486	$410